Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates, LLC
Ken Dennard | ken@dennardlascar.com
Ben Burnham | ben@dennardlascar.com
773-599-3745

Main Street Announces Semi-Annual

Supplemental Cash Dividend Payable in June 2014

Supplemental Cash Dividend of $0.275 per Share is in Addition to

Regular Monthly Cash Dividends for the Second Quarter of 2014

HOUSTON, April 22, 2014 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared its semi-annual supplemental cash dividend of $0.275 per share payable in June 2014.  This supplemental cash dividend is in addition to the previously announced regular monthly cash dividends that Main Street declared for the second quarter of 2014 of $0.165 per share for each of April, May and June 2014, and represents a 38% increase from the semi-annual supplemental cash dividend paid in mid-year 2013.  Including the regular monthly and supplemental cash dividends declared to date, Main Street will have paid $11.95 per share in cumulative cash dividends since its October 2007 initial public offering. Based upon the regular monthly dividend rate of $0.165 per share for the second quarter of 2014 and the current semi-annual supplemental dividend rate of $0.275 per share, Main Street’s current annualized run-rate for cash dividends is $2.53 per share.

Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “This supplemental cash dividend is consistent with our previous guidance for 2014 supplemental dividends and reflects the confidence our Board has in our ability to continue to generate sustainable long-term value for our shareholders.  We are pleased to be able to provide this additional return to our shareholders and believe that it continues to demonstrate the unique benefits of the equity component of our overall investment strategy.”

This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of Main Street’s undistributed taxable income (“spillover income,” or taxable income in excess of dividends paid) as of March 31, 2014.  Main Street estimates that this supplemental cash dividend represents a payout of roughly one-fourth of Main Street’s estimated spillover income as of March 31, 2014.

Supplemental Cash Dividend Payable in June 2014

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share

4/21/2014	6/18/2014	6/20/2014	6/25/2014	$0.275

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at taxable subsidiaries, and (iv) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.  The final tax attributes for 2014 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in Main Street’s DRIP. Under the DRIP, if Main Street declares a dividend, registered stockholders (or stockholders holding shares through participating brokerage firms) who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the amount of spillover income, the declaration and payment of regular and supplemental dividends in the future and the potential tax attributes for 2014 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statements now or in the future.

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